Exhibit 99.1

Newtek Small Business Finance, LLC Receives Reduction in Interest Rate for $100.0 Million Capital One Revolving Credit Facility

Lake Success, N.Y. - June 4, 2018 - Newtek Business Services Corp. (“Newtek” or the “Company”) (NASDAQ: NEWT), an internally managed business development company ("BDC"), today announced that Newtek Small Business Finance, LLC, (“NSBF”), its SBA 7(a) lender subsidiary, received a 50 basis point reduction in the interest rate for its existing $100.0 million revolving credit facility through Capital One, National Association (“Capital One”), used to fund the unguaranteed and guaranteed portions of SBA 7(a) loans NSBF originates.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We appreciate our over decade-long banking relationship with Capital One. We believe that the interest rate reduction is a testament to the improving credit quality and performance of the SBA 7(a) loans we originate. With our upcoming ability to use additional leverage by the earlier of April 27, 2019 or shareholder approval at the Special Meeting of Shareholders scheduled for July 2018, as a result of the passing of the Small Business Credit Availability Act, this rate reduction will provide us with the ability to retain the government-guaranteed portions of our SBA 7(a) loans on our balance sheet for longer periods of time and potentially realize up to an approximate 350 basis point interest rate spread during that holding period, which we believe can positively impact our bottom line.”

About Newtek Business Services Corp.

Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business services and financial products under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB accounts across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA 7(a) and 504 Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup,

Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.
Newtek® and Your Business Solutions Company® are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.
SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com